The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-193720

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2014

PROSPECTUS SUPPLEMENT
To Prospectus dated February 12, 2014

Units Consisting of      Shares of Common Stock and
Warrants to Purchase       Shares of Common Stock

We are offering       shares of our common stock and warrants to purchase       shares of our common stock (and the shares of common stock issuable from time to time upon exercise of the warrants and the underwriter warrants). The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.10 of a share of common stock at an exercise price of $       per share of common stock. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants are exercisable on or after the date of issuance and will terminate on the fifth anniversary of the date the warrants are issued. For a more detailed description of our warrants, see the section entitled “Description of Warrants” beginning on page S-11 of this prospectus supplement, and for a more detailed description of our common stock, see the section entitled “Description of Capital Stock” beginning on page 28 of the accompanying prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CPXX.” The last sale price of our common stock on October 16, 2014, as reported by the NASDAQ Capital Market, was $2.39 per share.

The aggregate market value of our outstanding common stock held by non-affiliates is approximately $52.0 million, based on 26,078,532 shares of outstanding common stock, of which 18,238,603 shares are held by non-affiliates, and a price of $2.85 per share, which was the last reported sale price of our common stock on the NASDAQ Capital Market on September 8, 2014 (which is the highest closing price in the last 60 days). We have offered no securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12-calendar month period that ends on, and includes, the date of this prospectus supplement.

We are an “emerging growth company” under the federal securities laws and may take advantage of certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement, page 5 of the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$		$(1)
Underwriting discount(2)	$	$
Proceeds, before expenses, to us	$	$

(1)	Initial gross proceeds. If the warrants and the underwriter warrants are exercised in full at an exercise price of $ per share of common stock, we will receive additional gross proceeds equal to $ .
(2)	In addition, we have agreed to issue to the underwriters or their designees underwriter warrants to purchase shares of common stock equal to 1.5% of the total number of shares sold in this offering, exclusive of shares purchasable upon exercise of the warrants, and we have agreed to reimburse the underwriters for certain out-of-pocket expenses. See “Underwriting” in this prospectus supplement for additional information.

The underwriters have an option exercisable within 30 calendar days from the date of this prospectus to purchase up to    of additional units from us at the public offering price, less the underwriting discount, solely to cover over-allotments.

The underwriters expect to deliver the units against payment in U.S. dollars in New York, New York on           , 2014.

Joint Book-Running Managers

Roth Capital Partners	National Securities Corporation

The date of this prospectus supplement is            , 2014.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-193720) that we filed with the Securities and Exchange Commission, or SEC, on February 3, 2014, and that was declared effective by the SEC on February 12, 2014. This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the securities offered hereby and adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus relate to the offering of the units. Before buying any units offered hereby, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision. This prospectus supplement contains information about the securities offered hereby and may add, update or change information in the accompanying prospectus.

You should rely only on the information that we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

We are not making offers to sell or solicitations to buy the units in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or any sale of a security.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents incorporated by reference herein, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Celator® is a registered trademark of Celator Pharmaceuticals, Inc. This prospectus supplement may also include other registered and unregistered trademarks of Celator Pharmaceuticals, Inc. and other persons. Except where the context requires otherwise, in this prospectus supplement “Company,” “Celator,” “we,” “us,” “our.” “ours” and similar references refer to Celator Pharmaceuticals, Inc. and its consolidated subsidiaries. Registered trademarks and tradenames will be accompanied by the “®” designation only on their first reference. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the properties of their respective owners.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in our securities pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” beginning on page S-7 of this prospectus supplement and the financial statements and related notes and other information that we incorporated by reference herein, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that we file from time to time.

Our Business

Overview

We are a pharmaceutical company developing new and more effective therapies to treat cancer. CombiPlex®, our proprietary drug ratio technology platform, represents a novel approach that identifies molar ratios of drugs that will deliver a synergistic benefit, and locks the desired ratio in a nano-scale drug delivery vehicle that maintains the ratio in patients with the goal of improving clinical outcomes. Our pipeline includes two clinical stage products, CPX-351, a liposomal formulation of cytarabine:daunorubicin for the treatment of acute myeloid leukemia, or AML, and CPX-1, a liposomal formulation of irinotecan:floxuridine, for the treatment of colorectal cancer; and a preclinical stage product candidate, CPX-8, a hydrophobic docetaxel prodrug nanoparticle, or HDPN, a formulation being studied by the National Cancer Institute’s Nanotechnology Characterization Laboratory. The Company plans to advance the CombiPlex platform and widen its application to include molecularly targeted therapies. Areas of investigation include:

•	Combinations targeting signaling pathways associated with major cancer indications:
º	Inhibitors of PI3K/AKT/mTOR pathway in combination with
º	Inhibitors of Ras/Raf/MEK/ERK pathways
•	Combinations of existing chemotherapeutics with molecularly targeted agents:
º	Active cytotoxics such as taxanes in combination with
º	Cellular response modulators that control apoptosis
•	Combinations of epigenetic modulators:
º	Histone deacetylase inhibitors in combination with
º	Hypomethylating agents

The majority of our current research and development funds will be spent on our lead product candidate, CPX-351. We may seek collaborative partners to advance our other programs.

We have spent research and development funds on clinical studies, research collaborations and intellectual property costs. The three major studies for CPX-351 are:

•	Study 204 — Randomized Phase 2 Study of CPX-351 in Newly Diagnosed AML Patients, Age 60 – 75;
•	Study 205 — Randomized Phase 2 Study of CPX-351 in AML in First Relapse Patients, Age 18 – 65; and
•	Study 301 — Randomized Phase 3 Study in Patients with High-Risk (Secondary) AML (sAML), Age 60 – 75.

Study 204 was intended to be a direct test of whether delivery of a fixed, synergistic ratio of two drugs (i.e., CPX-351) provided increased clinical efficacy over conventional administration of the same agents (i.e., which is a 7-day continuous infusion of cytarabine, combined with daunorubicin on days 1, 2 and 3, commonly referred to as the 7+3 regimen). This study is complete. In the overall population, in patients treated with CPX-351 the response rate increased by 30.3% (66.7% vs. 51.2%), the 60-day mortality was decreased by 67.8% (4.7% vs. 14.6%), median event-free survival increased by 225.0% (6.5 months vs. 2.0 months) and the median overall survival increased approximately 14.0% (14.7 months vs. 12.9 months). In sAML patients, the response rate increased by 82.0% (57.5% vs. 31.6%), the 60-day mortality decreased approximately 80.7% (6.1% vs. 31.6%), the median event-free survival increased approximately 3.5-fold (4.5 months vs. 1.3 months) and the median overall survival increased by 98.4% (12.1 months vs. 6.1 months).

Study 205 was a randomized Phase 2 clinical study designed to be a direct test of whether CPX-351 provides increased clinical efficacy over salvage therapies in first relapse AML patients age 18 – 65. This study is complete. In the overall population, CPX-351 resulted in a 20.8% relative increase in response rate (49.4% vs. 40.9%) compared to the control arm of salvage therapies, a 6.9% decrease in the 60-day mortality (14.8% vs. 15.9%), a 34.9% increase in median overall survival (8.5 months vs. 6.3 months) and an approximately 31.1% increase in 1-year survival rate (35.8% vs. 27.3%). For patients in the unfavorable risk category (68% of the overall population), CPX-351 resulted in a 42.4% relative increase in response rate (39.3% vs. 27.6%) compared to the control arm of salvage therapies, a 33.2% decrease in 60-day mortality (16.1% vs. 24.1%), a 57.1% increase in median overall survival (6.6 months vs. 4.2 months) and a higher 1-year survival rate of 177.7% (28.6% vs. 10.3%).

Study 301 is a randomized controlled Phase 3 study in patients with sAML, with overall survival as the primary endpoint. This Phase 3 study has been undertaken to confirm the Study 204 clinical observations where CPX-351 provided the largest efficacy improvements in sAML patients and to provide the necessary data for product registration. Study 301 enrolled the first patient in December 2012, completed its second independent Data and Safety Monitoring Board review in June 2014, which review recommended that the study continue as planned without any modifications, and is expected to achieve its planned enrollment of 300 patients in the fourth quarter of 2014. Sites in the U.S. and Canada are participating in this study. There will be significant costs associated with this study, including site enrollment grants, patient monitoring, database maintenance, statistical monitoring, data analysis, salaries and insurance. With total patient enrollment for Study 301 expected to be completed in the fourth quarter of 2014, initial data (induction remission rate) are expected in the second quarter of 2015. The overall survival endpoint is expected to be available for determination in the first quarter of 2016, with the New Drug Application (“NDA”) anticipated to be filed in the second half of 2016. With the proceeds of this financing, we believe we will have sufficient funds for our operations into the second half of 2016.

The Phase 3 clinical study is being conducted in patients, 60-75 years of age, with untreated, high risk (e.g. secondary AML or sAML) who can tolerate intensive chemotherapy. This patient population is intended to be the first indication for which the Company is seeking regulatory approval. The Company estimates global peak year sales of approximately $250M in this patient population. The Company believes CPX-351 could exceed $750M in peak year sales, based on potential label expansion and generation of positive clinical data in other AML patient populations and hematologic malignancies. Exploratory studies are underway in some of these additional patient groups.

All of our potential products are in research and development phases. We have not generated any revenues from the sale of any such products, and we do not expect to generate any such revenues for at least the next several years. We have earned revenue from collaborative research and development agreements and milestone revenue through an agreement with The Leukemia & Lymphoma Society® (“LLS”). All product candidates that are in clinical testing or that we advance to clinical testing will require regulatory approval prior to commercial use, and will require significant costs for commercialization. We may not be successful in our research and development efforts, and we may never generate sufficient product revenue to be profitable.

Our CombiPlex Technology

Emerging evidence indicates that anti-cancer drug combinations can act synergistically, additively or antagonistically depending on the ratio of the agents being combined. While this relationship can be evaluated readily in vitro where drug ratios can be controlled, the translation of such information in vivo is complicated by the fact that the individual drugs administered as a conventional combination or drug “cocktail” may be distributed, metabolized and eliminated differently. This prevents control of the drug ratio following administration and may result in exposure of cancer cells to antagonistic drug ratios with a corresponding loss of therapeutic activity.

We developed our CombiPlex technology platform because the standard of care rarely takes advantage of the critical role that drug ratios may play in combination anti-cancer treatment. The ability to identify the ratio of drugs that will produce a synergistic benefit, and a technology that makes it possible to maintain and deliver that ratio in the body, could have a profound impact on combination anti-cancer efficacy.

A distinguishing feature of our CombiPlex technology is the proprietary delivery vehicles developed to encapsulate and maintain drug combinations at the desired ratio after in vivo administration. Drug combinations used to treat cancer are often comprised of agents with very different chemical compositions and physical properties. Consequently, formulating drug combinations with such disparate features into a single pharmaceutical product that can release both drugs at the same rate in the body represents a significant technical challenge. We have developed two distinct nano-scale drug delivery technology platforms based on liposomes and nanoparticles that together provide great versatility in controlling the encapsulation and retention properties for therapeutic agents from a wide range of drug classes.

Our scientists are recognized experts in the development and assessment of lipid-based drug carriers. This expertise has been critical to the development of a novel liposome delivery technology capable of co-formulating multiple therapeutic agents. Specifically, cell-based screening assays have frequently identified synergistic drug combinations of agents with markedly different chemical attributes. In the simplest terms, one drug may be highly water soluble, while the other may exhibit low solubility in water but higher lipid solubility. In order to design a delivery system for such agents it is necessary to:

•	control the ratio of the drugs in the carrier when prepared;
•	maintain the ratio of the drugs in the carrier while circulating in the blood; and
•	ensure that the drugs are delivered to the tumor by the carrier and exposed at the synergistic ratio.

Our formulation scientists have been able to achieve this through manipulations of existing liposomal carriers as well as the development of proprietary drug loading methods and low-cholesterol liposome compositions, where two chemically diverse agents in our proprietary liposomes provide controlled and simultaneous release of both drugs in the blood.

Not all anti-cancer drugs of interest to us will be compatible with liposome formulation approaches. While liposomes typically can be utilized with agents that exhibit some degree of water solubility, highly hydrophobic agents, such as the taxanes, are not well retained by the liposomes once in the body. This precludes maintenance of desired drug ratios for combinations containing such agents. Thus, we have focused research on the development of polymer and polymer-lipid hybrid nanoparticle systems for co-formulation of hydrophobic drugs. This approach is less sensitive to the physicochemical properties of the original drug and allows for the co-formulation and coordinated in vivo release of multiple drugs with widely different properties from the same particle.

Our Pipeline Overview

We believe our CombiPlex technology, the drugs that have been developed utilizing it and future drug candidates developed using our CombiPlex technology, offer an attractive opportunity for the following reasons:

•	two products have advanced beyond proof of concept to mid- to late-stage clinical development;
•	we have a pipeline of additional drug candidates for in-house development or partnering opportunities; and
•	the technology and the products have intellectual property protection.

Our pipeline includes: CPX-351 (a liposomal formulation of cytarabine:daunorubicin), which has completed two randomized, controlled Phase 2 studies in patients with AML and has commenced a Phase 3 study in patients with secondary AML, or sAML, a form of AML with a poor prognosis; CPX-1 (a liposomal formulation of irinotecan:floxuridine), which has completed a Phase 2 study in patients with colorectal cancer; and CPX-8, a hydrophobic docetaxel prodrug nanoparticle formulation that has been selected by the National Cancer Institute’s Nanoparticle Characterization Laboratory for in vitro and in vivo study.

We are focusing our internal infrastructure efforts and expenditures primarily on developing CPX-351 while exploring opportunities to partner/collaborate with pharmaceutical companies or secure additional financing to advance other product candidates. The Company plans to advance the CombiPlex platform and widen its application to include molecularly targeted therapies. Areas of investigation include:

•	Combinations targeting signaling pathways associated with major cancer indications:
º	Inhibitors of PI3K/AKT/mTOR pathway in combination with
º	Inhibitors of Ras/Raf/MEK/ERK pathways
•	Combinations of existing chemotherapeutics with molecularly targeted agents:
º	Active cytotoxics such as taxanes in combination with
º	Cellular response modulators that control apoptosis
•	Combinations of epigenetic modulators:
º	Histone deacetylase inhibitors in combination with
º	Hypomethylating agents

In addition to the development strategy described above, in order to enhance our future growth, we may seek, on an opportunistic basis, to pursue complementary or strategic acquisitions, licenses and investments to continue to drive growth. Substantial additional funds will be required in order to successfully carry out our business strategy.

Corporate Information

Our executive offices are located at 200 PrincetonSouth Corporate Center, Suite 180, Ewing, New Jersey 08628, our telephone number is (609) 243-0123 and our Internet address is www.celatorpharma.com. The information on our Internet website is not incorporated by reference in this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive technical reference only.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act enacted in April 2012. For as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various public company reporting requirements. These exemptions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We can be an “emerging growth company” for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, which occurred on June 10, 2013 when the SEC declared effective our Form S-1 registration statement. We would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our capital stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

THE OFFERING

Securities offered by us pursuant to this prospectus supplement units, consisting of shares of common stock, par value $0.001, and warrants to purchase shares of our common stock. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.10 of a share of common stock. Units will not be issued or certificated. The shares of common stock and the warrants are immediately separable and will be issued separately. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants and the underwriter warrants.
Description of warrants
Each warrant may be exercised at any time commencing on the date of issuance until the fifth anniversary of the issuance of the warrants at an exercise price of $ per share of common stock.
Common stock to be outstanding after the offering
shares, excluding shares of common stock issuable upon exercise of the warrants and the underwriter warrants (or shares, excluding shares of common stock issuable upon exercise of the warrants and the underwriter warrants, if the underwriters exercise their overallotment option in full).
Overallotment option
We have granted the underwriters an option to purchase up to additional units solely to cover over-allotments, if any. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.
Use of proceeds
We intend to use the net proceeds received from the sale of the securities for general corporate purposes, including clinical trial expenses, research and development expenses, general and administrative expenses, manufacturing expenses and potential acquisitions of companies and technologies that complement our business. See “Use of Proceeds” on page S-9.
Market for our common stock and warrants
Our common stock is traded on NASDAQ Capital Market under the symbol “CPXX.” However, there is no established public trading market for the offered warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. The warrants are immediately separable from the shares of common stock we are offering as part of the units.
Risk factors
An investment in our securities involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of risks you should carefully consider before investing in our securities.
NASDAQ Capital Market symbol for common stock
CPXX
Transfer Agent and Warrant Agent
American Stock Transfer & Trust Company, LLC

Unless otherwise stated, outstanding share information throughout this prospectus supplement is based on 26,078,532 shares of our common stock outstanding as of June 30, 2014 and excludes:

•	3,004,547 shares subject to outstanding options as of June 30, 2014, having a weighted average exercise price of $3.02 per share; and
•	4,566,156 shares of our common stock issuable upon exercise of outstanding warrants as of June 30, 2014, having a weighted average exercise price of $3.72 per share.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to invest in our securities, you should carefully consider the risks described below, together with the risks described in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, as well as any amendment or update thereto reflected in subsequent filings with the SEC or in any Current Report on Form 8-K we may file. If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our securities to decline and you may lose part or all of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition.

Risks Related to This Offering

Resales of our common stock in the public market during this offering by our stockholders may cause the market price of our common stock to fall.

The issuance of new shares of our common stock in this offering could result in resales of our common stock by our current stockholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common stock.

We have broad discretion in the use of the net proceeds of this offering and, despite our efforts, we may use the proceeds in a manner that does not improve our operating results or increase the value of your investment.

We currently anticipate that the net proceeds from the sale of our securities will be used primarily for general corporate purposes, including regulatory, clinical trial, research and development, pre-commercial, general and administrative and manufacturing expenses. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds of this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment. Please see the section entitled “Use of Proceeds” on page S-9 for further information.

If you purchase the common stock sold in this offering, you will experience immediate dilution as a result of this offering and future equity issuances.

The offering price is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of June 30, 2014, investors purchasing common stock in this offering will incur immediate dilution of $      per share of common stock purchased, based on the offering price of $      per share, without giving effect to the potential exercise of the warrants and the underwriter warrants offered by this prospectus supplement. We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference herein or therein contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things:

•	we will need to raise additional funds to complete the development and potential commercialization of CPX-351 and other product candidates, if any;
•	raising additional funds by issuing securities, or through licensing or lending arrangements, may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights;
•	we rely on third-party distributors and manufacturers for the supply of CPX-351 as well as the control arm, and there is no guarantee that we can procure sufficient quantities to supply the Phase 3 study;
•	if third parties upon which we rely to manufacture our product fail to provide product meeting specifications at acceptable quality levels or prices, our development and commercialization of any of our product candidates could be stopped, delayed or made less profitable;
•	the failure to enroll patients in clinical studies may cause delays;
•	the results of preclinical studies and early clinical studies are not necessarily predictive of future results and any product candidate we advance, if any, may not have favorable results in later clinical studies or receive regulatory approval;
•	the regulatory approval process is uncertain and may prevent us from obtaining approval for the commercialization of the product candidates;
•	even if our products receive regulatory approval, estimated sales may not be realized;
•	our products may be subject to technology risks that may restrict or prevent their development and commercialization;
•	we may not be successful in protecting and enforcing our proprietary technologies and our intellectual property, and third party intellectual property may limit or interfere with, or eliminate our ability to make, use and sell our products; and
•	other factors discussed or incorporated by reference under “Risk Factors.”

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward- looking statements contained in this prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference herein or therein might not occur. You are cautioned not to place undue reliance on forward-looking statements which speak only as of the date of this prospectus supplement. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent forward-looking statements attributable to us, or to any person authorized to act on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $      million (or $      million if the underwriters exercise their overallotment option in full), after commissions and estimated expenses payable by us. If the warrants and the underwriter warrants are exercised in full at an exercise price of $       per share of common stock, we will receive additional gross proceeds equal to $     . We intend to use the net proceeds from the sale of the securities under this prospectus supplement for general corporate purposes, including clinical trial expenses, research and development expenses, general and administrative expenses, manufacturing expenses and potential acquisitions of companies and technologies that complement our business.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, our management will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

DILUTION

Our net tangible book value as of June 30, 2014 was approximately $15.5 million, or approximately $0.59 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2014. After giving effect to the sale by us of      units consisting of      shares of common stock and warrants to purchase    shares of common stock at an offering price of $      per unit (and excluding shares of common stock issued and any proceeds received upon exercise of the warrants and the underwriter warrants), after deducting the underwriter’s fees and estimated expenses of this offering, our as adjusted net tangible book value would have been approximately $      million, or $      per share of common stock. Assuming the completion of the offering, this represents an immediate increase in net tangible book value of $      per share to our existing stockholders and an immediate dilution of $      per share to anyone who purchases units in this offering. The following table illustrates this calculation on a per share basis:

Public offering price per unit			$
Net tangible book value per share as of June 30, 2014		$0.59
Increase per share attributable to this offering	$
Adjusted net tangible book value per share as of June 30, 2014 after giving effect to this offering			$
Dilution per share to new investors			$

The table above is based on 26,078,532 shares of common stock outstanding as of June 30, 2014 and excludes:

•	3,004,547 shares subject to outstanding options as of June 30, 2014, having a weighted average exercise price of $3.02 per share; and
•	4,566,156 shares of our common stock issuable upon exercise of outstanding warrants as of June 30, 2014, having a weighted average exercise price of $3.72 per share.

To the extent outstanding warrants or options are exercised, there will be further dilution to new investors. In addition, to the extent we issue additional equity securities in connection with future capital raising activities, our then-existing stockholders may experience dilution.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been quoted on the NASDAQ Capital Market under the symbol “CPXX” since November 11, 2013. The following table sets forth, for the periods indicated, the reported high and low closing sales price per share of our common stock as reported by the NASDAQ Capital Market for the periods indicated:

Fiscal Year Ending December 31, 2014	High	Low
First Quarter	$3.83	$3.02
Second Quarter	$3.19	$2.35
Third Quarter	$3.00	$2.48
Fourth Quarter (through October 16, 2014)	$2.58	$2.39

Fiscal Year Ended December 31, 2013	High	Low
Fourth Quarter (beginning November 11, 2013)	$3.55	$3.00

On October 16, 2014, the closing price of our common stock as reported by the NASDAQ Capital Market was $2.39 per share. As of October 16, 2014, there were approximately 325 stockholders of record of our common stock. This does not include the number of persons whose stock is held in nominee or “street name” accounts through brokers.

DIVIDEND POLICY

We have never paid cash dividends. We do not expect to declare or pay any cash dividends on our common stock in the near future. We intend to retain all earnings, if any, to invest in our operations. The payment of future dividends is within the discretion of our board of directors and will depend upon our future earnings, if any, our capital requirements, financial condition and other relevant factors.

DESCRIPTION OF CAPITAL STOCK

The following information supplements the discussion set forth in the accompanying prospectus under the heading “Description of Capital Stock.”

A summary of some of the important terms of our common stock is set forth beginning on page 28 of the accompanying prospectus under the heading, “Description of Capital Stock.” You should refer to our certificate of incorporation, as amended, and our by-laws, as amended, for the actual terms of our capital stock. Copies of our current charter and bylaws may be obtained as described under the heading “Where You Can Find More Information” in this prospectus supplement.

As of June 30, 2014, 26,078,532 shares of common stock were issued and outstanding.

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the common stock.

DESCRIPTION OF WARRANTS

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement are summarized below. The form of warrant will be provided to each purchaser in this offering and will be filed as an exhibit to a Current Report on Form 8-K with the SEC in connection with this offering.

The purchaser of units will receive, for each unit purchased, one share of our common stock and a warrant to purchase 0.10 of a share of common stock at an exercise price of $       per share of common stock. The warrants are exercisable on or after the date of issuance and will terminate on the fifth anniversary of the date the warrants are issued. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price and number of warrants held by a purchaser (or such purchaser’s direct or indirect transferee) are subject to appropriate adjustment in the event of cash dividends or other distributions to holders of shares of our common stock.

There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value.

Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the termination date by delivering to the warrant agent an exercise notice, appropriately completed and duly signed, and payment of the exercise price for the number of shares for which the warrant is being exercised. A holder of warrants will have the right, in its sole discretion, to exercise its warrants for a net number of warrant shares pursuant to the cashless exercise procedures specified in the warrants. Warrants may be exercised in whole or in part, and any portion of a warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a warrant.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three trading days of our receipt of notice of exercise and payment of the aggregate exercise price, subject to surrender of the warrant.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If, at any time the warrant is outstanding, we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any warrants will thereafter receive upon exercise of the warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation or merger or other transaction.

The exercisability of the warrants is prohibited if, upon exercise, the holder (together with the holder’s affiliates and any other persons or entities acting together with the holder as a group) would hold more than 19.99% of our total common stock issued and outstanding.

Amendments and waivers of the terms of the warrants require the written consent of the holder of the warrants.

THE HOLDER OF A WARRANT WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THAT WARRANT UNTIL THE HOLDER EXERCISES THE WARRANT. THE WARRANTS MAY BE TRANSFERRED INDEPENDENT OF THE COMMON STOCK WITH WHICH THEY WERE ISSUED, SUBJECT TO APPLICABLE LAWS.

Underwriter Warrants

In addition, we will issue warrants to the underwriters covering an aggregate of        common shares on substantially the same terms as the warrants offered in this offering as part of their compensation in connection with this offering, except that the underwriter warrants will comply with FINRA Rule 5110(g)(1) in that neither the underwriter warrants nor any shares of our common stock issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of our reorganization;
•	to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;
•	if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered;
•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or
•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, pursuant to FINRA Rule 5110(f)(2)(H), the underwriter warrants may not contain certain terms.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC and National Securities Corporation, as the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and each underwriter has agreed to purchase from us, the number of units set forth opposite its name below.

Name	Number of Units
Roth Capital Partners, LLC
National Securities Corporation
Total

The underwriting agreement provides that the obligations of the underwriters are several and not joint and are subject to certain conditions precedent, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters are obligated to take and pay for all of the units if any such units are taken. We have agreed to indemnify the underwriters and certain of their respective controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the units subject to its acceptance of the units from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Units

We have granted the underwriters an option, exercisable no later than 30 calendar days after the date of the underwriting agreement, to purchase up to an aggregate of      additional units at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement and as indicated below. We will be obligated to sell these units to the underwriters to the extent the option is exercised. The underwriters may exercise this option if the underwriters sell more of our units than the total numbers set forth in the table above.

Commission and Expenses

The underwriters have advised us that they propose to offer the units directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per unit. After the offering, the initial public offering price and the concession to dealers may be reduced by the underwriters. No such reduction will change the amount of proceeds to be received in the offering as set forth on the cover page of this prospectus supplement.

The following table shows the per unit and total underwriting discounts and commissions payable to the underwriters by us and the proceeds we will receive before expenses in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option to purchase additional units.

	Per Unit	Total Without Option Exercise	Total With Option Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also agreed to reimburse the underwriters for up to $     of the underwriters’ expenses. We estimate the total offering expenses of this offering that will be payable by us, excluding the underwriting discounts, will be approximately $     , which includes legal costs, various other fees and reimbursement of certain of the underwriters’ expenses.

In addition, we will issue warrants to the underwriters covering an aggregate of      common shares on substantially the same terms as the warrants offered in this offering as part of their compensation in connection with this offering, except that the underwriter warrants will comply with FINRA Rule 5110(g)(1) in that neither the underwriter warrants nor any shares of our common stock issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of our reorganization;
•	to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;
•	if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered;
•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or
•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, pursuant to FINRA Rule 5110(f)(2)(H), the underwriter warrants may not contain certain terms.

No Sales of Similar Securities

We have agreed, subject to specified exceptions, not to directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock during the 90-day period after the date of this prospectus supplement. We have also agreed not to file any registration statement, preliminary prospectus or prospectus, or any amendment or supplement thereto, under the Securities Act for any such transaction or which registers, or offers for sale, our common stock or any securities convertible into or exercisable or exchangeable for our common stock, except for registration statements on Form S-8 relating to employee benefit plans.

Certain of our executive officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

•	offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, shares of our common stock or any such securities which are beneficially owned by such officers and directors in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as the same may be amended or supplemented from time to time (such shares or securities, the “Beneficially Owned Shares”));
•	enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Beneficially Owned Shares, our common stock or securities convertible into or exercisable or exchangeable for our common stock; or
•	engage in any short selling of any Beneficially Owned Shares, our common stock or securities convertible into or exercisable or exchangeable for our common stock.

These restrictions terminate after the close of trading of the common shares on and including the 90 days after the date of this prospectus supplement.

The underwriters may, in their sole discretion and at any time or from time to time before the termination of the 90-day restricted period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and us providing consent to the sale of shares prior to the expiration of the lock-up period.

Listing

Our common stock is traded on the NASDAQ Capital Market under the symbol “CPXX.”

We do not plan on making an application to list the units or the warrants on the NASDAQ Capital Market, any national securities exchange or other nationally recognized trading system. American Stock Transfer & Trust Company, LLC will act as the warrant agent for the warrants.

Price Stabilization and Short Positions

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by an underwriter of shares in excess of the number of shares such underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriters’ websites and any information contained on any other websites maintained by any of the underwriters are not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships with the Underwriters

The underwriters and/or their affiliates have in the past provided, and may in the future provide, various investment banking, brokerage and other financial services for us or our affiliates for which they received, or may in the future receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in the amounts customary in the industry for these financial services. Except for services provided in connection with this offering, none of the underwriters have provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain any of the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus will not be made and is not being made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined in the Prospectus Directive;
•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any securities being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

We, the underwriters and our and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of securities in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in that Relevant Member State of securities which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of securities in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriters and/or their affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania. The underwriters are being represented in connection with this offering by Thompson Hine LLP, New York, New York.

EXPERTS

The consolidated financial statements of Celator Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) as of December 31, 2013 and 2012, and for the years then ended and for the period from November 18, 1999 (inception) to December 31, 2013, have been incorporated by reference herein and in the prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Celator Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) for the period from November 18, 1999 (inception) to December 31, 2011, have been audited by Deloitte LLP, independent registered chartered accountants, as stated in their report incorporated by reference herein and in the prospectus (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company being a development stage Company). Such financial statements have been so incorporated by reference in reliance upon the report of Deloitte LLP given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.celatorpharma.com. Our website is not a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus supplement and the accompanying prospectus omit some information contained in our registration statement in accordance with the SEC’s rules and regulations. You should review the information contained in and exhibits filed to the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus supplement is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 000-54852) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement of which this prospectus supplement forms a part is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 24, 2014;
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 12, 2014 and August 7, 2014, respectively;
•	Current Reports on Form 8-K filed with the SEC on May 12, 2014 (other than the Current Report furnished under Item 2.02) and June 13, 2014; and
•	The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act, as modified by our reports we file under the Exchange Act.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and until we file a post-effective amendment that indicates the termination of the offering of the securities covered by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Celator Pharmaceuticals, Inc.
200 PrincetonSouth Corporate Center, Suite 180,
Ewing, New Jersey 08628
Attn: Investor Relations
Phone: (609) 243-0123

CELATOR PHARMACEUTICALS, INC.

$75,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

From time to time in one or more offerings, we may offer up to $75,000,000 aggregate dollar amount of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, and common stock, preferred stock or debt securities upon the exercise of warrants. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize the provision to you of one or more free writing prospectuses in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information we include in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents we incorporate by reference, before buying any of the securities being offered.

Our common stock is traded on the NASDAQ Capital Market under the symbol “CPXX.” On January 30, 2014, the last reported sale price of our common stock on the NASDAQ Capital Market was $3.68. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Capital Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

On January 30, 2014, the aggregate market value of our outstanding common stock our non-affiliates held was approximately $65.2 million. The Company has offered no securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12-calendar month period that ends on, and includes, the date of this prospectus.

We may sell the securities directly to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, we will set forth in a prospectus supplement the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options. We will also set forth in a prospectus supplement the price to the public of such securities and the net proceeds that we expect to receive from such sale.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that we incorporate by reference into this prospectus.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

Neither the U.S. Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under the federal securities laws and may take advantage of certain reduced public company reporting requirements.

This prospectus is dated February 12, 2014.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, including the information we incorporate by reference as described under “Where You Can Find More Information.” We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

i

ABOUT THIS PROSPECTUS

All references in this prospectus to “Celator,” “Company,” “we,” “our” and “us” refer to Celator Pharmaceuticals, Inc. and its consolidated subsidiaries unless the context otherwise requires.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or “SEC”, using a “shelf” registration process. Under this shelf registration process, we and certain holders of our securities may sell the securities described in this prospectus in one or more offerings, up to the total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we or holders of our securities offer to sell securities under this shelf registration statement, we will provide a prospectus supplement that will contain more specific information about the terms of the offering and those securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also modify, add to or supersede the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus together with the documents incorporated by reference, the applicable prospectus supplement and any related free writing prospectus and with the additional information referred to below under “Where You Can Find More Information,” before buying any of the securities being offered.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever we refer in this prospectus, including other documents we incorporate by reference, to a Company contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. We qualify all of the summaries in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should read carefully the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You also should read carefully the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Celator Pharmaceuticals, Inc.

Overview

Celator Pharmaceuticals, Inc., with locations in Ewing, N.J., and Vancouver, B.C., is a pharmaceutical company developing new and more effective therapies to treat cancer. CombiPlex®, our proprietary drug ratio technology platform, represents a novel approach that identifies molar ratios of drugs that will deliver a synergistic benefit, and locks the desired ratio in a nano-scale drug delivery vehicle that maintains the ratio in patients with the goal of improving clinical outcomes. Our pipeline includes two clinical stage products, CPX-351, a liposomal formulation of cytarabine:daunorubicin for the treatment of acute myeloid leukemia, or AML, and CPX-1, a liposomal formulation of irinotecan:floxuridine, for the treatment of colorectal cancer; and preclinical stage product candidates, including CPX-571, a liposomal formulation of irinotecan:cisplatin, and CPX-8, a hydrophobic docetaxel prodrug nanoparticle (HDPN) formulation being studied by the National Cancer Institute’s Nanotechnology Characterization Laboratory. The majority of our current research and development funds will be spent on its lead product candidate, CPX-351. We may seek collaborative partners to advance its other programs.

We have spent research and development funds on clinical studies, research collaborations and intellectual property costs. The three major studies for CPX-351, are:

•	Study 204 — Randomized Phase 2 Study of CPX-351 in Newly Diagnosed AML Patients, Age 60 – 75
•	Study 205 — Randomized Phase 2 Study of CPX-351 in AML in First Relapse Patients, Age 18 – 65
•	Study 301 — Randomized Phase 3 Study in Patients with high-risk (secondary) AML (sAML), Age 60 – 75

Study 204 was intended to be a direct test of whether delivery of a fixed, synergistic ratio of two drugs (i.e., CPX-351) provided increased clinical efficacy over conventional administration of the same agents (i.e., which is a 7-day continuous infusion of cytarabine and daunorubicin on days 1, 2 and 3, commonly referred to as the 7+3 regimen). This study is complete. In the overall population, in patients treated with CPX-351 the response rate increased by 30% (66.7% vs. 51.2%), the 60-day mortality was decreased by approximately 68% (4.7% vs. 14.6%), and the median overall survival increased approximately 14% (14.7 months vs. 12.9 months). In sAML patients, the response rate increased by 82% (57.5% vs. 31.6%), the 60-day mortality was decreased approximately 81% (6.1% vs. 31.6%), the median event-free survival increased approximately 3.5-fold (4.5 months vs. 1.3 months) and the median overall survival increased approximately 2-fold (12.1 months vs. 6.1 months).

Study 205 was a randomized Phase 2 clinical study designed to be a direct test of whether CPX-351 provides increased clinical efficacy over salvage therapies in first relapse AML patients age 18 – 65. This study is complete. In the overall population, CPX-351 resulted in a 20.8% relative increase in response rate (49.4% vs. 40.9%) compared to the control arm of salvage therapies, a 6.9% decrease in the 60-day mortality (14.8% vs. 15.9%), a relative 34.9% increase in median overall survival (8.5 months vs. 6.3 months) and an approximately 25.4% increase in 1-year survival rate (37.0% vs. 29.5%). For patients in the unfavorable risk category (68% of the overall population), CPX-351 resulted in a 42.4% relative increase in response rate (39.3% vs. 27.6%) compared to the control arm of salvage therapies, a 33.2% decrease in 60-day mortality (16.1% vs. 24.1%), a 57.1% relative increase in median overall survival (6.6 months vs. 4.2 months) and an approximately 3-fold higher 1-year survival rate (28.6% vs. 10.3%).

Study 301 is a randomized controlled Phase 3 study in patients with sAML, with overall survival as the primary endpoint. This Phase 3 study has been undertaken to confirm the Study 204 clinical observations where CPX-351 provided the largest efficacy improvements in sAML patients and to provide the necessary data for product registration. Study 301 enrolled the first patient in December 2012, completed its first independent Data and Safety Monitoring Board review in December 2013, and achieved 50% of its planned enrollment of 300 patients in January 2014. There will be significant costs associated with this study, including site enrollment grants, patient monitoring, database maintenance, statistical monitoring, data analysis, salaries and insurance. Sites in the U.S. and Canada are participating in this study.

Total patient enrollment is expected to be completed in the fourth quarter of 2014, with initial data (remission rate and some safety data) available by the second quarter of 2015. The overall survival endpoint is expected to be available for determination in the first quarter of 2016, with the New Drug Application (NDA) anticipated to be filed in the second half of 2016.

All of our potential products are in research and development phases. We have not generated any revenues from the sale of any such products, and we do not expect to generate any such revenues for at least the next several years. We have earned revenue from collaborative research and development agreements and milestone revenue through an agreement with The Leukemia & Lymphoma Society® (“LLS”). All product candidates that are in clinical testing or that we advance to clinical testing will require regulatory approval prior to commercial use, and will require significant costs for commercialization. We may not be successful in our research and development efforts, and we may never generate sufficient product revenue to be profitable.

Our executive offices are located at 200 PrincetonSouth Corporate Center, Suite 180, Ewing, New Jersey, 08628, and our telephone number is (609) 243-0123. We maintain an internet website at www.celatorpharma.com. Information contained in or accessible through our website does not constitute part of this prospectus.

The Securities We May Offer

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination with other securities, with a total value of up to $75,000,000 from time to time under this prospectus, together with any applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;
•	aggregate principal amount or aggregate offering price;
•	maturity date, if applicable;
•	original issue discount, if any;
•	rates and times of payment of interest or dividends, if any;
•	redemption, conversion, exercise, exchange or sinking fund terms, if any;
•	ranking;
•	restrictive covenants, if any;
•	voting or other rights, if any;
•	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange; and
•	material or special U.S. federal income tax considerations, if any.

A prospectus supplement and any related free writing prospectus that we may authorize to be provided also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;
•	applicable fees, discounts and commissions to be paid to them;
•	details regarding over-allotment options, if any; and
•	the net proceeds to us.

In this prospectus, we have summarized certain general features of our capital stock under “Description of Capital Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize) related to any capital stock being offered.

Common Stock.  We may issue shares of our common stock from time to time. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative voting rights. Any election at a meeting of stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and all other matters are generally determined by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available. In the event we liquidate, dissolve or wind up, after payment of all of our debts and liabilities, and subject to the preferential rights, if any, of any outstanding preferred stock, the holders of our common stock are entitled to share ratably in all assets. Our common stock has no preemptive or conversion rights or other subscription rights, and there are no redemptive or sinking funds provisions applicable to our common stock.

Preferred Stock.  We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue up to 232,162,828 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Debt Securities.  We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. In this prospectus, we have summarized certain general features of the debt securities under “Description of Debt Securities.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indenture and any supplemental indentures that contain the terms of the debt securities. We have filed forms of indenture as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants.  We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that describe the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Warrants may be issued under a warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of warrants.

Use of Proceeds

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. See “Use of Proceeds” in this prospectus.

NASDAQ Stock Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “CPXX.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the specific risks and uncertainties we describe below under this caption or similar heading in our periodic reports referred to in “Where You Can Find More Information” below and those risk factors included in an applicable prospectus supplement or free writing prospectus under the caption “Risk Factors” or similar heading in the applicable prospectus supplement.. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of the risks actually occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO THE COMPANY’S BUSINESS AND INDUSTRY

The Company believes it has sufficient funds to conduct its proposed plan of operations in support of the CPX-351 Phase 3 study to the end of the second quarter of 2015. We will need to raise additional funding to complete the development and potential commercialization of CPX-351.

The Company believes that, with $27.6 million in cash and cash equivalents as of September 30, 2013, we currently have the resources to fund our operations through the second quarter of 2015. However, the Company will need to raise additional capital to:

•	complete the development and potential commercialization of CPX-351;
•	fund additional clinical studies of CPX-351 and seek regulatory approvals;
•	expand its development activities;
•	implement additional internal systems and infrastructure; and
•	build or access commercialization and additional manufacturing capabilities and supplies.

The Company’s future funding requirements and sources will depend on many factors, including but not limited to:

•	the rate of progress and cost of its clinical studies, including in particular the Phase 3 study of CPX-351;
•	the need for additional or expanded clinical studies;
•	the timing, economic and other terms of any licensing, collaboration or other similar arrangement into which the Company may enter;
•	the costs and timing of seeking and obtaining FDA and other regulatory approvals;
•	the extent of the Company’s other development activities;
•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the effect of competing technological and market developments.

In the event the Company does not successfully raise funds in subsequent financing(s), its product development activities will necessarily be curtailed commensurate with the magnitude of the shortfall or may cease altogether. If the Company’s product development activities are slowed or stopped, the Company will be unable to meet the timelines and projections set forth in this prospectus or prospectus supplements or any related free writing prospectus or incorporated by reference. Failure to progress its product candidates as anticipated will have a negative effect on the Company’s business, future prospects and ability to obtain further financing on acceptable terms (if at all), and the value of the enterprise.

The Company has incurred losses since its inception and anticipates that the Company will continue to incur losses for the foreseeable future. The Company may never achieve or sustain profitability.

The Company is not profitable and has incurred losses in each year since its inception in 1999. The Company’s net losses for the years ended December 31, 2012 and 2011 were $10.9 million and $14.2 million, respectively. The Company’s net loss for the nine months ended September 30, 2013 was $17.4 million. As of September 30, 2013, the Company had an accumulated deficit of $129.0 million. Although the Company believes that it will have sufficient funds to conduct its proposed plan of operations through the second quarter of 2015, there is substantial doubt about the Company’s ability to continue as a going concern beyond that time without additional financing.

The Company does not currently have any products that have been approved for marketing, and it continues to incur substantial development and general and administrative expenses related to its operations. Therefore, for the foreseeable future, the Company will have to fund all of its operations and capital expenditures from cash on hand and amounts raised in offerings. The Company may not be able to raise capital when needed.

The Company expects to continue to incur losses for the foreseeable future, and the Company expects these losses to increase significantly as the Phase 3 study of CPX-351 progresses, as the Company seeks regulatory approvals for CPX-351 and as the Company commercializes CPX-351, if approved. The Company’s losses, among other things, have caused and will continue to cause its stockholders’ equity and working capital to decrease.

To date, the Company has derived substantially all of its revenue from a research collaboration agreement with Cephalon, Inc., an agreement with The Leukemia & Lymphoma Society® (“LLS”), participation in the federal government’s Qualifying Therapeutic Discovery Project and the New Jersey Economic Development Authority, or NJEDA’s Technology Business Tax Certificate Transfer Program. As of March 31, 2012, the research collaboration agreement with Cephalon, Inc. was completed. Moreover, the Company cannot assure that it will enter into any new collaboration agreement(s) that will result in research revenue for the Company.

The Company does not anticipate that it will generate revenue from the sale of products for the foreseeable future. The Company’s ability to become profitable depends upon its ability to generate significant continuing revenues.

In the absence of additional sources of capital, which may not be available to the Company on acceptable terms, or at all, the development of CPX-351 or future product candidates may be reduced in scope, delayed or terminated. If the Company’s product candidates or those of its collaborators fail in clinical studies or do not gain regulatory approval, or if its future products, if any, do not achieve market acceptance, the Company may never become profitable.

Raising additional funds by issuing securities or through licensing or lending arrangements may cause dilution to the Company’s existing stockholders, restrict the Company’s operations or require it to relinquish proprietary rights.

The Company may raise additional funds through public or private equity offerings, debt financings or licensing arrangements. To the extent that the Company raises additional capital by issuing equity securities, the share ownership of existing stockholders will be diluted. Any future debt financing the Company enters into may involve covenants that restrict its operations, including limitations on its ability to incur liens or additional debt, pay dividends, redeem its stock, make certain investments and engage in certain merger, consolidation or asset sale transactions, among other restrictions.

In addition, if the Company raises additional funds through licensing arrangements, it may be necessary to relinquish potentially valuable rights to its product candidates, or grant licenses on terms that are not favorable to the Company. If adequate funds are not available, the Company’s ability to achieve profitability or to respond to competitive pressures will be significantly limited and it may be required to delay, significantly curtail or eliminate the development of one or more of its product candidates.

The regulatory approval process is expensive, time-consuming and uncertain and may prevent the Company from obtaining approval for the commercialization of CPX-351 or future product candidates; the Company’s clinical studies for CPX-351 may not demonstrate safety or efficacy or lead to regulatory approval.

The research, testing, manufacturing, labeling, storage, record-keeping, import, export, marketing, selling and distribution of product candidates are subject to extensive regulation by the FDA and other regulatory authorities in the U.S. and other countries, which regulations differ from country to country. In order to develop and potentially submit a New Drug Application (“NDA”) to the FDA, it is necessary to submit all information on the clinical, non-clinical, chemistry, manufacturing, controls and quality aspects of the product candidate.

Neither the Company nor any potential collaboration partners are permitted to market CPX-351, or future products, if any, in the U.S. until the Company receives approval of an NDA from the FDA, or in any other country without the equivalent marketing approval from such country. The Company has not received marketing approval for CPX-351 in any jurisdiction. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject the Company to administrative or judicially imposed sanctions, including warning letters, civil and criminal penalties, injunctions, product seizure or detention, product recalls, total or partial suspension of production, and refusal to approve pending NDAs, supplements to approved NDAs or their foreign equivalents.

CPX-351 is vulnerable to the risks of failure inherent in the drug development process. The Company needs to conduct clinical studies and additional activities in order to demonstrate that CPX-351 is safe and effective to the satisfaction of the FDA and other regulatory authorities. Failure can occur at any stage of the development process, and successful preclinical studies and early clinical studies do not ensure that later clinical studies will be successful. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical studies, even after obtaining promising results in earlier studies.

If the clinical studies result in unacceptable toxicity or lack of efficacy, the Company may have to terminate them. If clinical studies are halted, or if they do not show that CPX-351 is safe and effective in the indications for which the Company is seeking regulatory approval, future growth may be limited.

The Company does not know whether the Phase 3 clinical study, or any other future clinical studies with CPX-351 or any of its product candidates, will be completed on schedule, or at all, or whether its ongoing or planned clinical studies will begin or progress on the time schedule it anticipates. The commencement and completion of future clinical studies could be substantially delayed or prevented by several factors, including:

•	delays or failures to raise additional funding;
•	results of meetings with the FDA and/or other regulatory bodies;
•	a limited number of, and competition for, suitable patients with particular types of cancer for enrollment in its clinical studies;
•	delays or failures in obtaining regulatory approval to commence a clinical study;
•	delays or failures in reaching acceptable clinical study agreement terms or clinical study protocols with prospective sites;
•	delays or failures in obtaining sufficient clinical materials;
•	delays or failures in obtaining approval from independent institutional review boards to conduct a clinical study at prospective sites;
•	failure of patients to complete the clinical study;
•	unforeseen safety issues;
•	lack of efficacy during clinical studies; or
•	inability or unwillingness of patients or clinical investigators to follow clinical study protocols.

In addition, the Company’s clinical studies may be suspended or terminated at any time by the FDA, other regulatory authorities, or the Company itself. Any failure to complete or significant delay in completing clinical studies for the Company’s product candidates could harm the Company’s financial results and the commercial prospects for the product candidates.

Regulatory approval of an NDA or an NDA supplement or a foreign equivalent is not guaranteed, and the approval process is expensive, uncertain and may take years. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. As in the U.S., the regulatory approval process in Europe and in other countries is a lengthy and challenging process. The FDA and other regulatory bodies can delay, limit or deny approval of a product candidate for many reasons, including:

•	the Company may be unable to demonstrate to the satisfaction of regulatory authorities that a product candidate is safe and effective for any indication;
•	regulatory authorities may not find the data from preclinical studies and clinical studies sufficient or may differ in the interpretation of the data;
•	the FDA or foreign regulatory authority might not approve the Company’s or the Company’s third-party manufacturers’ processes or facilities for clinical or commercial product;
•	the FDA or foreign regulatory authority may change its approval policies or adopt new regulations;
•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of the Company’s clinical studies;
•	the FDA or foreign regulatory authority may not accept clinical data from studies that are conducted in countries where the standard of care is potentially different;
•	the results of clinical studies may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
•	the Company may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks; and
•	the data collection from clinical studies of the Company’s product candidates may not be sufficient to support the submission of a NDA or other submission or to obtain regulatory approval in the U.S. or elsewhere.

In addition, events raising questions about the safety of certain marketed pharmaceuticals may result in increased caution by the FDA and other regulatory authorities in reviewing new pharmaceuticals based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals.

The Company relies on third-party distributors and manufacturers for the supply of CPX-351 and the control arm drugs of cytarabine and daunorubicin for the Phase 3 study. Cytarabine was previously in short supply throughout the world, and daunorubicin is currently in short supply in the U.S. There is no guarantee that the Company or any of its clinical study sites will be able to procure sufficient quantities of these drugs to supply the Phase 3 study.

The control arm drugs of cytarabine and daunorubicin for the Phase 3 study are procured by the clinical trial sites from third-party distributors. Cytarabine was recently in short supply throughout the world, although the FDA removed it from its drug shortages index in October 2011. Daunorubicin is on the FDA’s current drug shortages index. Clinical study site procurement of cytarabine and daunorubicin is necessary to complete the Phase 3 study. If sites are unable to procure the necessary supplies to support the Phase 3 study in a timely manner, the study will be delayed. Any significant delay could seriously harm the business. To reduce the risk of clinical trial delay, the Company has interacted with the FDA to help procure ex-US manufactured daunorubicin for clinical study sites, if the need arises.

If third parties upon which the Company relies to manufacture its supplies fail to obtain approval of the FDA, or other regulatory authorities, fail to provide the Company with sufficient quantities of pharmaceutical product or fail to do so at acceptable quality levels or prices, the Company’s development and commercialization of any of its product candidates could be stopped, delayed or made less profitable.

The Company’s CombiPlex products represent formulations with increased manufacturing risks associated with the complexities of producing drug delivery vehicles encapsulating two or more drugs that are maintained at a fixed ratio and, in the case of CPX-351 the two drugs are co-encapsulated in a freeze-dried format.

CPX-351 is manufactured on behalf of the Company by a third party contract manufacturer. No assurance can be given that its manufacturers can continue to make clinical and commercial supplies of CPX-351, or future product candidates, at an appropriate scale and cost to make it commercially feasible. Prior to 2011, CPX-351 was manufactured in small batches for use in preclinical and clinical studies. In 2011, a different contract manufacturer was selected to produce CPX-351 at commercial scale and lyophilize the product. The Company’s contract manufacturer has successfully manufactured batches which are currently being used in the Phase 3 clinical study but has also experienced batch failures due to mechanical and component issues. No assurance can be given that the process and product will not experience future batch failures or other delays or setbacks. Any such failure, delay or setback could adversely affect the development and commercialization of CPX-351 by stopping or delaying its Phase 3 study or future product launch and could increase the Company’s manufacturing costs substantially.

The facilities used by contract manufacturers to manufacture the Company’s product candidates must be approved by the FDA pursuant to inspections that will be conducted only after the Company submits an NDA to the FDA, if at all. The Company does not control the manufacturing process of its product candidates and is completely dependent on its contract manufacturing partners for compliance with the FDA’s requirements for manufacture of finished pharmaceutical products. If the Company’s contract manufacturers cannot successfully manufacture material that conforms to its specifications and the FDA’s strict regulatory requirements of safety, purity and potency, the Company will not be able to secure and/or maintain FDA approval for its product candidates. In addition, the Company has no control over the ability of its contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If its contract manufacturers cannot meet FDA or other regulatory authority standards, the Company may need to find alternative manufacturing facilities, which would significantly impact its ability to develop, obtain regulatory approval for or market its product candidates.

In addition, the Company does not have the capability to package finished products for distribution to hospitals and other customers. Prior to commercial launch, the Company will enter into agreements with one or more alternate fill/finish pharmaceutical product suppliers so that the Company can ensure proper supply chain management once the Company is authorized to make commercial sales of its product candidates. If the Company receives marketing approval from the FDA, it intends to sell pharmaceutical product finished and packaged by such suppliers. Although the Company has entered into agreements with its current contract manufacturers and fill/finish suppliers for clinical trial material, it may be unable to maintain an agreement on commercially reasonable terms, which could have a material adverse impact upon its business.

In most cases, the Company’s manufacturing partner is a single-source supplier. It is expected that the Company’s manufacturing partner will be a sole source supplier from a single site location for the foreseeable future. Given this, any disruption of supply from this partner could have a material, long-term impact on the Company’s ability to supply products for clinical studies or commercial sale. Additionally, while there are other contract manufacturers that may be able to produce CPX-351, the proprietary technology that supports the manufacture of CPX-351 is not easily transferrable. If the Company’s supplier does not deliver sufficient quantities of CPX-351 on a timely basis, or at all, and in accordance with applicable specifications, there could be a significant interruption of the Company’s supply of CPX-351, which would adversely affect clinical development and commercialization of the product.

The Company’s products may be subject to technology risks that may restrict or prevent their development and commercialization.

Developing products based on the Company’s technology platform, known as CombiPlex, is subject to development risks. CPX-351 represents the first injectable fixed ratio, drug delivery combination product that the FDA will be considering for approval. While the Company has attempted to address potential issues that may be unique to such a combination product, it is possible that the FDA may consider the studies performed by the Company to be deficient, resulting in a delay of approval or possibly a refusal decision. Also, while the Company believes that it has a patent portfolio protecting the CombiPlex technology and the Company’s product candidates, it is possible that a technology unknown presently by the Company may be developed that is able to deliver drug combinations in a manner that provides the benefits of CombiPlex without contravening any of the Company’s patents.

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or fail to meet expected deadlines, we may be unable to obtain regulatory approval for, or commercialize our products.

The Company relies on third parties, such as contract research organizations, medical institutions and clinical investigators to conduct the Company’s planned clinical studies for CPX-351. If the third parties conducting the Company’s clinical studies do not perform their contractual duties or obligations, do not meet expected deadlines or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to the Company’s clinical study protocols or for any other reason, the Company may need to enter into new arrangements with alternative third parties and the clinical studies may be extended, delayed or terminated or may need to be repeated, and the Company may not be able to obtain regulatory approval for or commercialize the product candidate.

The failure to enroll patients in clinical studies may cause delays in developing CPX-351.

The Company will encounter delays if it is unable to enroll enough patients to complete clinical studies of CPX-351, including the Phase 3 study. The Company’s Phase 3 study is designed to enroll 300 patients with sAML. Patient enrollment depends upon many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the number and nature of competing treatments and ongoing clinical studies of competing drugs for the same indication and the eligibility criteria for the study. Patients participating in the Company’s studies may elect to leave the studies and switch to alternative treatments that are available to the patients, either commercially or on an expanded access basis, or in other clinical studies. Competing treatments may include nucleoside analogs, anthracyclines, topoisomerase II inhibitors and hypomethylating agents. Moreover, when a product candidate is evaluated in multiple clinical studies simultaneously; patient enrollment in ongoing studies can be adversely affected if negative results are reported from other studies. In the Phase 3 study, CPX-351 is being tested in patients with sAML, which can be a difficult patient population to recruit.

Because the results of preclinical studies and early clinical studies are not necessarily predictive of future results, any product candidate the Company advances, in clinical studies may not have favorable results in later clinical studies or receive regulatory approval.

Pharmaceutical development has inherent risk. The Company will be required to demonstrate through adequate and well-controlled clinical studies that CPX-351 and future product candidates, if any, are effective with a favorable benefit-risk profile for use in diverse populations for their target indications before the Company can seek regulatory approval for their commercial sale. Success in early clinical studies does not mean that later clinical studies will be successful because product candidates in later-stage clinical studies may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. Companies frequently suffer significant setbacks in advanced clinical studies, even after earlier clinical studies have shown promising results. In addition, there is a high rate of attrition from the failure of pharmaceutical candidates proceeding through clinical studies.

The Company believes that the research that has been performed, both pre-clinically and clinically, cannot by its nature provide conclusive evidence that the product provides a completely antagonism-free approach to AML treatment.

The Company plans to conduct additional clinical studies with CPX-351. If the results from the Phase 3 study are significantly different from those found in the completed Phase 1 and Phase 2 clinical studies of CPX-351, the Company will likely need to terminate or revise its clinical development plan, which could extend the time for conducting its development program and could have a material adverse effect on the Company.

The in vitro and in vivo preclinical models utilized by the Company to guide selection of drug ratios for encapsulation and delivery in vivo using liposomes or nanoparticles may not be representative of the response tumor cells have to drug ratios in patients.

The tumor cell lines used to test for drug ratio-dependent synergy in vitro are maintained under conditions that can change their response to anticancer drugs relative to how they behave in vivo. Similarly, the tumor cells growing in preclinical cancer models may not respond to anticancer drugs the way tumor cells respond in human patients. Accordingly, there is the risk that the drug ratios contained in the Company’s products may not be optimal for clinical activity.

Any product candidate the Company advances into clinical studies may cause unacceptable adverse events or have other properties that may delay or prevent the regulatory approval or commercialization of the product candidate or limit the commercial potential of the product candidate.

Unacceptable adverse events caused by any of the Company’s product candidates could cause regulatory authorities to interrupt, delay or halt clinical studies and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications. This, in turn, could prevent the Company from commercializing the affected product candidate and generating revenues from its sale.

To date, clinical studies using CPX-351 have demonstrated a toxicity profile that was deemed acceptable by the investigators performing such studies. In the pre-chemotherapy era, AML invariably led to death from infections or major bleeding events within weeks to months of diagnosis. Active AML leads to death by producing a general shut down of hematopoietic function with loss of functional neutrophils and marked reductions in platelets and red blood cells. Loss of neutrophil function inevitably leads to risk of severe infections and loss of platelets leads to risk of major bleeding events. In this setting, physicians have traditionally accepted the risk of high rates of adverse events, including severe or life threatening but reversible adverse events, provided there is evidence of greater benefit in the form of objective response and prolonged survival. The balancing of risk and benefit occurs at the start of every treatment course, and every investigator understands that the risk of withholding potentially toxic but useful treatment is death from progressive AML within a short period of time. The Company has found that the toxicity profile of CPX-351 is acceptable to investigators for the following reasons:

•	Qualitatively, the adverse events observed are similar to the safety profile of traditional 7+3 regimen treatment, considered the standard of care or initial treatment;
•	the 60-day mortality associated with CPX-351 was less than that observed with 7+3 regimen treatment (4.7% vs. 14.6% in newly diagnosed AML patients), indicating that the adverse events associated with CPX-351 treatment led to fewer deaths than standard of care treatment; and
•	the rate of response, event-free survival, and overall survival were similar to control for lower risk patients and favorable compared to control for higher risk patients, particularly for patients with secondary AML.

In summary, the adverse event profile is acceptable to investigators because no unacceptable adverse events have been encountered and the benefits of treatment appear to outweigh the risks.

Adverse events experienced by 25% or more of patients receiving CPX-351 are as follows: rash, febrile neutropenia, nausea, diarrhea, pain, constipation, fatigue, bacteremia, pyrexia, chills, localized edema, decreased appetite, vomiting, cough, headache, dyspnea, epistaxis, stomatitis and hypokalemia. Such interpretation may not be shared by future investigators or by the FDA and, even if deemed acceptable for specific oncology applications, such as the completed clinical studies, it may not be acceptable for diseases in other oncology settings. Additionally, the severity, duration and incidence of adverse events may differ in larger study populations. The toxicity of CPX-351 manufactured under different conditions is not known, and it is possible that additional and/or different adverse events may appear upon the human use of those formulations and those adverse events may arise with greater frequency, intensity and duration than in the current formulation. If any of the Company’s product candidates cause unacceptable adverse events in clinical studies, the Company may not be able to obtain marketing approval and generate revenues from its sale.

If any of the Company’s product candidates receive marketing approval and the Company or others later identify unacceptable adverse events caused by the product, a number of significant negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the affected product;
•	regulatory authorities may require a more significant clinical benefit for approval to offset the risk;
•	regulatory authorities may require the addition of labeling statements that could diminish the usage of the product or otherwise limit the commercial success of the affected product;
•	the Company may be required to change the way the product is administered, conduct additional clinical studies or change the labeling of the product;
•	the Company may choose to discontinue sale of the product;
•	the Company could be sued and held liable for harm caused to patients;

•	the Company may not be able to enter into collaboration agreements on acceptable terms and execute on the Company’s business model; and
•	the Company’s reputation may suffer.

Any one or a combination of these events could prevent the Company from obtaining regulatory approval and achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the affected product, which in turn could delay or prevent the Company from generating any revenues from the sale of the affected product.

The Company may experience delays in the commencement of its clinical studies with CPX-351 or future product candidates, or in the receipt of data from preclinical and clinical studies conducted by third parties, which could result in increased costs and delay its ability to pursue regulatory approval.

Delays in the commencement of clinical studies and delays in the receipt of data from preclinical or clinical studies conducted by third parties could significantly impact the Company’s product development costs. Before the Company can initiate clinical studies in the U.S. for future product candidates, it must submit the results of preclinical testing, usually in animals, to the FDA as part of an Investigational New Drug (“IND”) submission, along with other information including information about product chemistry, manufacturing and controls and its proposed clinical study protocol for its product candidates. With CPX-351, a single Phase 1 clinical study was conducted and two randomized, controlled Phase 2 clinical studies were conducted in patients with AML. The rationale for the Phase 3 study is based on clinical study results from two Phase 2 studies, but results from earlier phase clinical studies do not guarantee the outcomes of later clinical studies.

The Company currently plans to rely on third parties for the Phase 3 study of CPX-351. If receipt of data from these third parties is delayed for any reason, including reasons outside of the Company’s control, it will delay the Company’s plans for the Phase 3 study and other clinical study plans. This, in turn, will delay the Company’s ability to make regulatory filings and ultimately, to commercialize its products (if regulatory approval is obtained).

Potential conflicts of interest arising from relationships and any related compensation with respect to clinical studies could adversely affect the process.

Principal investigators for the Company’s clinical studies may serve as scientific advisors or consultants to the Company from time to time and receive cash compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical study site may be questioned or jeopardized.

The Company may be subject to costly claims related to its clinical studies and may not be able to obtain adequate insurance.

Because the Company conducts clinical studies in humans, the Company faces the risk that the use of CPX-351 or future product candidates, if any, will result in adverse side effects. The Company cannot predict the possible harms or side effects that may result from its clinical studies. Although the Company has clinical study liability insurance for up to $10.0 million in aggregate, the Company’s insurance may be insufficient to cover any such events. There is also a risk that the Company may not be able to continue to obtain clinical study coverage on acceptable terms. In addition, the Company may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limit of, the Company’s insurance coverage. There is also a risk that third parties that the Company has agreed to indemnify could incur liability. Any litigation arising from its clinical studies, even if the Company is ultimately successful, would consume substantial amounts of the Company’s financial and managerial resources and may create adverse publicity.

If the Company’s competitors develop and market products that are more effective, safer or less expensive than CPX-351, the Company’s commercial opportunities may be negatively impacted.

The life sciences industry is highly competitive, and the Company faces significant competition from many pharmaceutical, biopharmaceutical and biotechnology companies and possibly from academic institutions, government agencies and private and public research institutions that are researching, developing and marketing products designed to address the treatment of cancer, including AML. Many of the Company’s competitors have significantly greater financial, manufacturing, marketing and drug development resources than the Company. Large pharmaceutical companies, in particular, have extensive experience in the clinical testing of, obtaining regulatory approvals for, and marketing of, drugs. New developments, including the development of other pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace.

These developments may render the Company’s product candidates obsolete or noncompetitive. Compared to the Company, potential competitors may have substantially greater:

•	research and development resources, including personnel and technology;
•	regulatory experience;
•	pharmaceutical development, clinical study and pharmaceutical commercialization experience;
•	experience and expertise in exploitation of intellectual property rights; and
•	capital resources.

As a result of these factors, the Company’s competitors may obtain regulatory approval of their products more rapidly than the Company or may obtain patent protection or other intellectual property rights that limit the Company’s ability to develop or commercialize its product candidates. The Company’s competitors may also develop products for the treatment of AML that are more effective, better tolerated, more useful and less costly than the Company’s products and may also be more successful in manufacturing and marketing their products. Potential competitors may succeed in obtaining approvals from the FDA and foreign regulatory authorities for their product candidates sooner than the Company does for its products.

A key consideration when treating AML patients is whether the patient is suitable for intensive therapy. The standard of care for the treatment of newly diagnosed AML patients who can tolerate intensive therapy is cytarabine in combination with an anthracycline (i.e., daunorubicin) — for some patients, primarily those less than 60 years of age, a stem cell transplant could also be considered. The regimen of cytarabine in combination with an anthracycline has been the standard of care for decades. A patient not suitable for intensive therapy may be offered the option for low-intensity therapy such as low-dose cytarabine, azacitidine or decitabine or possibly intermediate intensity therapy such as clofarabine. It should be noted that, in the U.S., azacitidine, decitabine and clofarabine are not approved by the FDA for the treatment of AML patients. The initial focus for CPX-351 development is in patients who can tolerate intensive therapy.

The Company is aware of products in development being studied for use as treatment options for AML patients. However, most of the products are being studied in different patient populations (i.e., relapsed or refractory patients, patients who are deemed unsuitable for intensive chemotherapy) than the intended Phase 3 study population with CPX-351. The list below shows some of the products of which the Company is aware of in late-stage development:

•	Sunesis Pharmaceuticals, Inc. is developing vosaroxin in combination with cytarabine for patients with first relapse or refractory AML, for which a Phase 3 study has completed enrollment.
•	Cyclacel Pharmaceuticals, Inc. is developing sapacitabine, alternating cycles of treatment with decitabine (decitabine followed by sapacitabine), for elderly patients aged 70 years or older with newly diagnosed AML who are not candidates for, or have refused, induction chemotherapy, for which a Phase 3 study is open for enrollment.
•	Eisai Co., Ltd.’s, Dacogen (decitabine) is currently on the market because it was initially approved for use in another hematologic malignancy. Based on the Phase 3 study results, the FDA did not approve the use of the product in elderly patients aged 65 or older with newly diagnosed AML who are not considered candidates for induction therapy, but the European Commission did approve its use in this population.
•	Celgene Corporation’s Vidaza (azacitidine) has been approved by the European Commission for use in adults who cannot have a bone marrow transplant in patients with AML that has developed from myelodysplastic syndrome when the bone marrow consists of 20%-30% abnormal cells. The product is currently on the market in the U.S. because it was approved for use in another hematologic malignancy. The FDA has not approved this product for use in AML. A Phase 3 study in elderly patients aged 65 or older with newly diagnosed AML is ongoing, and new patients are not currently being recruited.
•	Ambit Biosciences is developing quizartinib, a FLT3 inhibitor, as a treatment for patients with relapsed or refractory AML. The company has completed Phase 2 studies and expects to start a Phase 3 study in 1H2014, in AML patients 18 years and above who are FLT3 positive in first salvage.
•	Boehringer Ingelheim is developing volasertib, a Plk inhibitor, as a treatment for patients who are ineligible for intensive chemotherapy. A Phase 3 study investigating volasertib in combination with low dose cytarabine, in patients aged 65 years and above with previously untreated AML who are ineligible for intensive remission induction therapy is currently enrolling patients.

The Company may also face competition from these organizations in recruiting and retaining qualified personnel, establishing clinical study sites and enrolling patients for clinical studies.

The Company believes that its ability to successfully compete in the marketplace with CPX-351 and any future product candidates will depend on, among other things:

•	the ability to recruit and retain qualified personnel to help the Company advance CPX-351 and future product candidates, if any;
•	the ability to develop novel products with attractive pharmaceutical properties and to secure, protect and maintain intellectual property rights based on the Company’s innovations;
•	the efficacy, safety and reliability of the product candidates;
•	the speed at which the Company develops its product candidates;
•	the ability to design and successfully execute appropriate clinical studies;
•	the ability to maintain a good relationship with regulatory authorities;
•	the ability to obtain, and the timing and scope of, regulatory approvals;
•	the ability to manufacture clinical trial supplies of CPX-351 and future products, if any;
•	the ability to manufacture and sell commercial quantities of future products to the market; and
•	acceptance of future products by physicians and other healthcare providers.

CPX-351 is a small molecule therapeutic that will compete with other drugs and therapies currently used for AML, such as nucleoside analogs, anthracyclines, hypomethylating agents, inhibitors of topoisomerase II and other novel agents. Additionally, other products currently in development could become potential competitors of CPX-351 if the products are approved for marketing.

The Company expects competition for CPX-351 for the treatment of AML to increase as additional products are developed and approved in various patient populations. If the competitors’ market products that are more effective, safer or less expensive than CPX-351 or its other future products, if any, or that reach the market sooner, the Company may not achieve substantial market penetration or commercial success.

If any product candidate that the Company successfully develops does not achieve broad market acceptance among physicians, patients, healthcare payors and the medical community, the revenues that it generates from its sales will be limited.

Even if CPX-351 or any other product candidates receive regulatory approval, the products may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Coverage and reimbursement of the Company’s product candidates by third-party payors, including government payors, generally is also necessary for commercial success. The degree of market acceptance of any of the Company’s approved products will depend upon a number of factors, including:

•	the efficacy and safety, as demonstrated in clinical studies;
•	the risk/benefit profile of the Company’s products such as CPX-351;
•	the prevalence and severity of any side effects;
•	the clinical indications for which the product is approved;
•	acceptance by physicians, key members of the healthcare team at cancer centers and patients of the product as a safe and effective treatment;
•	the potential and perceived advantages of product candidates over alternative treatments;
•	the safety of product candidates seen in a broader patient group;
•	the cost of treatment in relation to alternative treatments;

•	the timing of market introduction of competitive products;
•	the availability of adequate reimbursement and pricing by third parties and government authorities;
•	relative convenience and ease of administration; and
•	the effectiveness of the Company’s sales, marketing and distribution efforts.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, the Company may not generate sufficient revenue from these products and the Company may not become or remain profitable.

Even if the Company receives regulatory approval for CPX-351, the Company will be subject to ongoing FDA and other regulatory obligations and continued regulatory review, which may result in significant additional expense and limit the Company’s ability to commercialize CPX-351.

Any regulatory approvals that the Company or potential collaboration partners receive for CPX-351 or future product candidates, if any, may also be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing studies. In addition, even if approved, the labeling, packaging, adverse event reporting, storage, advertising, promotion and recordkeeping for any product will be subject to extensive and ongoing regulatory requirements. The subsequent discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the product, and could include withdrawal of the product from the market.

Regulatory policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of the Company’s product candidates. The Company cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. If the Company is not able to maintain regulatory compliance, the Company might not be permitted to market CPX-351 or future products, if any, and the Company may not achieve or sustain profitability.

If product liability lawsuits are brought against it, the Company may incur substantial liabilities and may be required to limit commercialization of its product candidates.

The Company faces an inherent risk of product liability exposure related to the testing of its product candidates in human clinical studies, and will face an even greater risk if it sells its product candidates commercially. An individual may bring a liability claim against the Company if one of its product candidates causes, or merely appears to have caused, an injury. If the Company cannot successfully defend itself against product liability claims, it will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for its product candidates;
•	impairment to its business reputation;
•	withdrawal of clinical study participants;
•	costs of related litigation;
•	distraction of management’s attention from its primary business;
•	substantial monetary awards to patients or other claimants;
•	the inability to commercialize its product candidates; and
•	loss of revenues.

The Company carries product liability insurance for its clinical studies. Further, the Company intends to expand its insurance coverage to include the sale of commercial products if marketing approval is obtained for any of its product candidates. However, the Company may be unable to obtain this product liability insurance on commercially reasonable terms and with insurance coverage that will be adequate to satisfy any liability that may arise. On occasion, large judgments have been awarded in class action or individual lawsuits relating to marketed pharmaceuticals. A successful product liability claim or series of claims brought against the Company could cause its stock price to decline and, if judgments exceed its insurance coverage, could decrease its cash and adversely affect its business.

Reimbursement may be limited or unavailable in certain market segments for the Company’s product candidates, which could make it difficult for the Company to sell its products profitably.

The Company intends to seek approval to market its future products in both the U.S. and in countries outside the U.S. If the Company obtains approval in one or more foreign countries, it will be subject to rules and regulations in those countries relating to its product. In some foreign countries, particularly in the European Union, the pricing of pharmaceuticals is subject to government control. In these countries, pricing negotiations with government authorities can take considerable time after the receipt of marketing approval for a product candidate. In addition, market acceptance and sales of the Company’s product candidates will depend significantly upon the availability of adequate coverage and reimbursement from third-party payors for any of its product candidates and may be affected by existing and future healthcare reform measures.

Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which pharmaceuticals they will cover and reimburse and establish reimbursement levels. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;
•	safe, effective and medically necessary;
•	appropriate for the specific patient;
•	cost-effective; and
•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that could require the Company to provide supporting scientific, clinical and cost-effectiveness data for the use of its products to the payor. The Company may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If reimbursement of the Company’s future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, the Company may be unable to achieve or sustain profitability.

In both the U.S. and certain foreign countries, there have been a number of legislative and regulatory changes to the healthcare system that could impact the Company’s ability to sell its products profitably. In particular, the Medicare Modernization Act of 2003 revised the payment methodology for many products reimbursed by Medicare, resulting in lower rates of reimbursement for many types of drugs, and added a prescription drug benefit to the Medicare program that involves commercial plans negotiating drug prices for their members. Since 2003, there have been a number of other legislative and regulatory changes to the coverage and reimbursement landscape for pharmaceuticals. Most recently, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively, the “Affordable Care Act,” was enacted. The Affordable Care Act contains a number of provisions, including those governing enrollment in federal healthcare programs, the increased use of comparative effectiveness research on healthcare products, reimbursement and fraud and abuse changes, all of which will impact existing government healthcare programs and will result in the development of new programs. An expansion in the government’s role in the U.S. healthcare industry may further lower rates of reimbursement for pharmaceutical products.

There have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare products and services. The Company cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

•	the demand for any products for which the Company may obtain regulatory approval;
•	the Company’s ability to set a price that it believes is fair for its products;
•	the Company’s ability to generate revenues and achieve or maintain profitability;
•	the level of taxes that the Company is required to pay; and
•	the availability of capital.

In addition, governments may impose price controls, which may adversely affect profitability if products are sold in those countries.

The Company expects to expand its development capabilities, and any difficulties hiring or retaining key personnel or managing this growth could disrupt the Company’s operations.

The Company is highly dependent on the principal members of its development staff. Future growth will require the Company to continue to implement and improve its managerial, operational and financial systems and continue to retain, recruit and train additional qualified personnel, which may impose a strain on its administrative and operational infrastructure. The competition for qualified personnel in the biopharmaceutical field is intense. As of December 31, 2013, the Company had 21 full-time employees. The Company may need to expand its managerial, operational, financial and other resources in order to manage and fund its operations and clinical studies, continue its research and development activities, and commercialize its product candidates. The Company is highly dependent on the continued ability to attract, retain and motivate highly qualified management and specialized personnel required for the manufacture of its products, the clinical development of the product candidates and the potential commercialization of the product candidates. Due to limited resources, the Company may not be able to effectively manage any expansion of its operations or recruit and train additional qualified personnel. If the Company is unable to retain key personnel or manage its growth effectively, the Company may not be able to implement its business plan.

The Company has, in the past, implemented workforce reductions. Depending on the Company’s need for additional funding and expense control, the Company may be required to implement further workforce and expense reductions in the future. Further workforce and expense reductions could result in reduced progress of the Company’s programs. In addition, the implementation of expense reduction programs may result in the diversion of efforts of the Company’s executive management team and other key employees, which could adversely affect the Company’s business.

The Company currently has no commercial organization (i.e., marketing, sales, and distribution). If the Company is unable to develop a commercial infrastructure on its own or through collaborations with partners, the Company will not be successful in commercializing CPX-351.

The Company currently has a Chief Business Officer but no other commercial infrastructure (i.e., marketing, sales or distribution capabilities) for its product candidates and must build this infrastructure or make arrangements with third-parties to perform these functions in order to commercialize its products. If the Company needs to establish this capability it will be expensive and time consuming. Any failure or delay in the development of this capability would adversely impact the commercialization of CPX-351 or future product candidates, if any.

If the Company fails to comply with healthcare regulations, it could face substantial penalties and its business, operations and financial condition could be adversely affected.

In addition to FDA restrictions on the marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical and medical device industries in recent years, as well as consulting or other service agreements with physicians or other potential referral sources. These laws include anti-kickback statutes and false claims statutes that prohibit, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or, in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally-financed healthcare programs, and knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services, reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and any practices the Company adopts may not, in all cases, meet all of the criteria for safe harbor protection from anti-kickback liability. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines and imprisonment. Any challenge to its business practices under these laws could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company uses hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time-consuming or costly.

The Company uses hazardous materials, which could be dangerous to human health and safety or to the environment. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair the Company’s pharmaceutical development efforts.

In addition, the Company cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. If one of the Company’s employees were to be accidentally injured from the use, storage, handling or disposal of these materials or wastes, the medical costs related to the employee’s treatment may be covered by its workers’ compensation insurance policy. However, the Company does not carry specific hazardous waste insurance coverage and its property and casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, the Company could be held liable for damages or penalized with fines in an amount exceeding its resources, and its operations could be adversely affected.

The Company is an “emerging growth company” and may elect to comply with reduced public company reporting requirements applicable to emerging growth companies, which could make the Company’s common stock less attractive to investors.

The Company is an “emerging growth company,” as defined in the JOBS Act enacted in April 2012. For as long as the Company continues to be an “emerging growth company,” the Company may choose to take advantage of exemptions from various public company reporting requirements. These exemptions include, but are not limited to,

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•	reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

The Company can be an “emerging growth company” for up to five years after the first sale of its common equity securities pursuant to an effective registration statement under the Securities Act, which occurred on June 10, 2013 when the SEC declared effective the Company’s Form S-1 registration statement. However, if certain events occur prior to the end of such five year period, including if the Company becomes a “large accelerated filer,” its annual gross revenues exceed $1 billion or it issues more than $1 billion of non-convertible debt in any three-year period, the Company will cease to be an “emerging growth company” prior to the end of such five-year period. The Company cannot predict whether investors will find the Company’s common stock less attractive if it chooses to rely on these exemptions. If some investors find the Company’s common stock less attractive as a result of any choice the Company makes to reduce future disclosure, there may be a less active trading market for the Company’s common stock and its common stock price may be more volatile. The Company also qualifies at this time as a “smaller reporting company.” Many of the reduced disclosure obligations applicable to emerging growth companies apply to smaller reporting companies.

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies, which is not available for smaller reporting companies. However, the Company has irrevocably elected not to avail itself of this extended transition period for complying with new or revised accounting standards and, therefore, the Company will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

The Company has and will continue to incur increased costs as a result of operating as a public company, particularly once the Company ceases to be an “emerging growth company,” and the Company’s management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, the Company will incur significant legal, accounting and other expenses that it did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and NASDAQ, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. The Company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase the Company’s legal and financial compliance costs and will make some activities more time consuming and costly. For example, the Company expects that these rules and regulations may make it more difficult and more expensive for the Company to obtain director and officer liability insurance, and the Company may be required to accept reduced policy limits and coverage or incur substantial costs to maintain the same or similar coverage.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, the Company will be required to furnish a report by its management on the Company’s internal control over financial reporting beginning with our 2013 Annual Report on Form 10-K, including, once the Company ceases to be an “emerging growth company,” an attestation report on internal control over financial reporting issued by the Company’s independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed time period, the Company will engage in a process to document and evaluate the Company’s internal control over financial reporting, which is both costly and challenging. In this regard, the Company will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite the Company’s efforts, there is a risk that neither the Company nor, when required, its independent registered public accounting firm will be able to conclude within the prescribed timeframe that the Company’s internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of the Company’s financial statements.

The Company expects that the additional reporting and other obligations imposed on the Company by these rules and regulations and compliance with evolving interpretations of new or changed legal requirements may cause the Company to incur higher costs as the Company revises current practices, policies and procedures, and may divert management time and attention from potential revenue-generating activities to compliance matters. If the Company’s efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, the Company’s reputation may also be harmed. Further, the Company’s board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, the Company may have difficulty attracting and retaining qualified board members and executive officers, which could harm the Company’s business.

Changing economic conditions may make it costly and difficult to raise additional capital.

The Company’s results of operations could be materially affected by economic conditions generally, both in the U.S. and around the world. Economic conditions are cyclical, and, in recent years, there has been turmoil in the world economy, which has led to volatility on the U.S. stock market and reduced credit availability. If economic conditions worsen and affect the capital markets, the Company’s ability to raise capital may be adversely affected.

The Company is exposed to risks related to foreign currency exchange rates.

Some of the Company’s costs and expenses are denominated in foreign currencies. Most of the Company’s foreign expenses are associated with activities related to the Phase 3 study of CPX-351 that occur outside of the U.S. When the U.S. dollar weakens against foreign currency, the U.S. dollar value of the foreign currency denominated expense increases, and when the U.S. dollar strengthens against the foreign currency, the U.S. dollar value of the foreign currency denominated expense decreases. Consequently, changes in exchange rates, and in particular a weakening of the U.S. dollar, may adversely affect the Company’s results of operations.

The Company may not be able to recover from any catastrophic event affecting its suppliers or facilities.

While the Company’s suppliers have measures in place to minimize and recover from catastrophic events that may substantially destroy their capability to meet customer needs, these measures may not be adequate to recover production processes quickly enough to support critical timelines or market demands. These catastrophic events may include weather events such as tornadoes, earthquakes, floods or fires. In addition, these catastrophic events may render some or all of the products at the affected facilities unusable.

RISKS RELATING TO THE COMPANY’S INTELLECTUAL PROPERTY

The Company’s success depends upon its ability to protect and enforce its proprietary technologies and its intellectual property, and third party intellectual property may limit or interfere with, or eliminate its ability to make, use and sell the Company’s potential products.

The Company’s commercial success depends on obtaining and maintaining patent protection and trade secret protection for its product candidates and their formulations and uses, as well as successfully defending these patents against third-party challenges. If the Company fails to appropriately prosecute and maintain patent protection for these product candidates, its ability to develop and commercialize these product candidates may be adversely affected and the Company may not be able to prevent competitors from making, using and selling competing products. This failure to properly protect the intellectual property rights relating to these product candidates could have a material adverse effect on the Company’s financial condition and results of operations.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that the Company or its partners will be successful in protecting its product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•	the patent applications that the Company files may not result in patents being issued;
•	patents that are or may be issued or in-licensed may be challenged, invalidated, modified, revoked or circumvented, or otherwise may not provide any competitive advantage;
•	the Company’s competitors may seek, or may already have obtained, patents that will limit, interfere with, or eliminate its ability to make, use, and sell the Company’s potential products either in the U.S. or in international markets;
•	there may be significant pressure on the U.S. government and other international governmental bodies to limit the scope of patent protection both inside and outside the U.S. for disease treatments that prove successful as a matter of public policy regarding worldwide health concerns; and
•	countries other than the U.S. may have less restrictive patent laws than those upheld by U.S. courts, allowing foreign competitors the ability to exploit these laws to create, develop and market competing products.

In addition to patents and trademarks, the Company also relies on trade secrets and proprietary know-how. Although the Company has taken steps to protect its trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, third parties may still obtain this information or the Company may be unable to protect its rights. If any of these events occurs, or the Company otherwise loses protection for its trade secrets or proprietary know-how, the value of this information may be greatly reduced.

Patent protection and other intellectual property protection are crucial to the success of the Company’s business and prospects, and there is a risk that such protections will prove inadequate.

If the Company is sued for infringing intellectual property rights of third parties, it will be costly and time-consuming, and an unfavorable outcome in that litigation would have a material adverse effect on its business.

The Company’s commercial success also depends upon its ability and the ability of any of its future collaborators to develop, manufacture, market and sell its product candidates without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications that are owned by third parties exist in the fields in which the Company is developing products.

In addition, because patent applications can take many years to issue, there may be currently pending applications, unknown to the Company, which may later result in issued patents that its product candidates or proprietary technologies may infringe. Similarly, there may be issued patents relevant to its product candidates of which the Company is not aware.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that the Company or any collaborators of the Company infringe the third party’s intellectual property rights, the Company may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	abandon a potentially infringing product candidate or redesign its products or processes to avoid infringement;
•	pay substantial damages (including, in “extraordinary cases,” treble damages and attorneys’ fees), which the Company may have to pay if a court decides that the product or proprietary technology at issue infringes upon or violates the third party’s rights;

•	pay substantial royalties, fees and/or grant cross licenses to its technology; and/or
•	defend litigation or administrative proceedings which may be costly whether the Company wins or loses, and which could result in a substantial diversion of its financial and management resources.

Other product candidates that the Company may in-license or acquire could be subject to similar risks and uncertainties.

The Company may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe the Company’s patents or the patents of the Company’s licensors. To counter infringement or unauthorized use, the Company may be required to file infringement claims, which typically are very expensive, time-consuming and disruptive of day-to-day business operations. In addition, in an infringement proceeding, a court may decide that one or more of the Company’s patents or patents of the Company’s licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the Company’s patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of the Company’s patents at risk of being invalidated, held unenforceable, or interpreted narrowly. The adverse result could also put related patent applications at risk of not issuing. Interference proceedings provoked by third parties or brought by the U.S. Patent and Trademark Office (“PTO”) may be necessary to determine the priority of inventions with respect to the Company’s patents or patent applications or those of its collaborators or licensors. An unfavorable outcome could require the Company to cease using the related technology or to attempt to license rights to it from the prevailing party. The Company’s business could be harmed if the prevailing party does not offer it a license on commercially reasonable terms. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract the Company’s management and other employees. The Company may not be able to prevent, alone or with its licensors, misappropriation of its trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the U.S.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of its confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of the Company’s common stock.

The Company may be subject to claims that its consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to the Company.

As is common in the biotechnology and pharmaceutical industry, the Company engages the services of consultants to assist it in the development of its product candidates. Many of these consultants were previously employed at, may have previously been, or are currently providing consulting services to, other biotechnology or pharmaceutical companies, including the Company’s competitors or potential competitors. Although no claims against the Company are currently pending, the Company may be subject to claims that these consultants or the Company has inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these claims. Even if the Company is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and day-to-day business operations.

RISKS RELATED TO THE COMPANY’S COMMON STOCK

The price of the Company’s common stock may continue to be volatile, and the value of an investment in the Company’s common stock may decline.

The Company’s common stock was initially listed and traded on the OTC Bulletin Board from September 12, 2013 until November 11, 2013. While the common stock was on the OTC Bulletin Board, it was thinly traded and the stock price was volatile. On November 11, 2013 the Company’s common stock was listed on the NASDAQ Capital Market. Since listing on NASDAQ, our common stock has traded as low as $3.00 and as high as $4.48. Factors that could cause continued volatility in the market price of our common stock include, but are not limited to:

•	the Company’s ability to raise additional capital to carry through with clinical development plans and current and future operations and the terms of any related financing arrangement;

•	results from, and any delays in or discontinuance of, ongoing and planned clinical studies of CPX-351;
•	announcements of FDA non-approval of CPX-351, delays in filing regulatory documents with the FDA or other regulatory agencies or delays in the review process by the FDA or other foreign regulatory agencies;
•	announcements relating to restructuring and other operational changes;
•	delays in the commercialization of CPX-351 or future products, if any;
•	market conditions in the pharmaceutical, biopharmaceutical and biotechnology sectors;
•	issuance of new or changed securities analysts’ reports or recommendations;
•	developments or disputes concerning its intellectual property or other proprietary rights;
•	clinical and regulatory developments with respect to potential competitive products;
•	introduction of new products by competitors;
•	issues in manufacturing CPX-351 drug substance or drug product, or future products, if any;
•	market acceptance of CPX-351 or future products, if any;
•	actual and anticipated fluctuations in the Company’s quarterly operating results;
•	third-party healthcare reimbursement policies;
•	FDA or other U.S. or foreign regulatory actions affecting the Company or the pharmaceutical industry;
•	litigation or public concern about the safety of CPX-351 or future products, if any;
•	failure to develop or sustain an active and liquid trading market for the Company’s common stock;
•	sales of the Company’s common stock by its officers, directors or significant stockholders; and
•	additions or departures of key personnel.

Provisions of Delaware law could delay or prevent an acquisition of the Company, even if the acquisition would be beneficial to the Company’s stockholders, and could make it more difficult to change management.

Delaware law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns or within the last three years has owned 15% of the Company’s voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Delaware law may discourage, delay or prevent a change in control of the Company.

These provisions of Delaware law could limit the price that investors are willing to pay in the future for shares of the Company’s common stock.

The ownership of the Company’s capital stock by the Company’s directors, executive officers and holders of more than 5% of the company’s capital stock is highly concentrated and will result in the Company’s non-affiliate stockholders having limited or no ability to influence corporate actions.

The Company’s directors and executive officers and holders of more than 5% of the Company’s capital stock beneficially own approximately 42.1% of the Company’s outstanding capital stock including shares purchasable upon exercise of stock options and warrants. Accordingly, these stockholders, acting as a group, could have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the Company’s assets or any other significant corporate transaction. Also, the Company’s non-affiliate stockholders will have limited or no ability to influence corporate actions. The significant concentration of stock ownership may adversely affect the trading price of the Company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

The Company has never paid dividends on its capital stock and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company has never declared or paid cash dividends on its capital stock. The Company does not anticipate paying any cash dividends on its capital stock in the foreseeable future. The Company currently intends to retain all available funds and any future earnings to fund the development and growth of the Company’s business. As a result, capital appreciation, if any, of the Company’s common stock will be stockholders’ sole source of gain.

The Company is at risk of securities class action litigation.

Biotechnology companies have experienced greater than average stock price volatility in recent years. These broad market fluctuations may adversely affect the trading price or liquidity of the Company’s common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of the Company’s stockholders were to bring such a lawsuit against the Company, the Company could incur substantial costs defending the lawsuit and the attention of management would be diverted from the operation of the Company’s business.

Stockholders may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in prior offerings. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. Therefore, we can disclose important information to you by referring you to any of the SEC filings we reference in the list below. Any information we refer to in this way in this prospectus or the applicable prospectus supplement is considered part of this prospectus or the applicable prospectus supplement. Any reports we file with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus terminates will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus or the applicable prospectus supplement.

We incorporate by reference into this prospectus the following documents or information we file with the SEC, other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules. The SEC file number for these documents is 000-54852.

•	Our annual report on Form 10-K for the year ended December 31, 2012 we filed with the SEC on April 1, 2013;
•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 we filed with the SEC on May 15, 2013 and amended August 23, 2013, August 14, 2013 and November 12, 2013;
•	Our current reports on Form 8-K we filed on February 4, 2013, February 7, 2013, February 12, 2013, March 6, 2013, April 18, 2013, May 3, 2013, May 16, 2013, May 24, 2013, June 6, 2013, July 24, 2013, August 14, 2013, August 15, 2013, August 27, 2013, September 12, 2013, October 4, 2013, November 8, 2013 and December 19, 2013;
•	The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, as modified by our reports we file under the Exchange Act; and
•	All documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of securities under this prospectus, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits we file on such form that relate to such items.

Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document, which also is or is deemed to be incorporated by reference in this prospectus or any prospectus supplement, modifies or supersedes this statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Celator Pharmaceuticals, Inc., Attention: Investor Relations, 200 PrincetonSouth Corporate Center, Suite 180, Ewing, N.J., 08628, telephone (609) 243-0123.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This prospectus, including documents we incorporate by reference, any applicable prospectus supplement and any related free writing prospectus, contains forward-looking statements, as defined in Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. Words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we, nor any other person, assume responsibility for the accuracy and completeness of the forward-looking statements. We are under no obligation to update any of the forward-looking statements after the date of this prospectus and any applicable prospectus supplement to conform such statements to actual results or to changes in our expectations.

You should consider carefully the risk factors, together with all of the other information included in our annual report on Form 10-K for the year ended December 31, 2012, our reports on Form 10-Q and Form 8-K we have filed subsequently, and reports we will file with the SEC, which we incorporate by reference in this registration statement. See “Where You Can Find More Information.” Each of these risk factors could adversely affect our business, results of operations and financial condition, as well as adversely affect the value of an investment in our common stock.

Risk factors that could cause actual results to differ from those contained in the forward-looking statements include but are not limited to:

•	the Company will need to raise additional funds to complete the development and potential commercialization of CPX-351 and other product candidates, if any;
•	raising additional funds by issuing securities, or through licensing or lending arrangements, may cause dilution to the Company’s existing stockholders, restrict the Company’s operations or require it to relinquish proprietary rights;
•	the Company relies on third-party distributors and manufacturers for the supply of CPX-351 as well as the control arm, and there is no guarantee that the Company can procure sufficient quantities to supply the Phase 3 study;
•	if third parties upon which the Company relies to manufacture its product fail to provide products meeting specifications at acceptable quality levels or prices, the Company’s development and commercialization of any of its product candidates could be stopped, delayed or made less profitable;
•	the failure to enroll patients in clinical studies may cause delays:
•	the results of preclinical studies and early clinical studies are not necessarily predictive of future results and any product candidate the Company advances, if any, may not have favorable results in later clinical studies or receive regulatory approval;
•	the regulatory approval process is uncertain and may prevent the Company from obtaining approval for the commercialization of the product candidates;
•	the Company’s products may be subject to technology risks that may restrict or prevent their development and commercialization;
•	the Company may not be successful in protecting and enforcing its proprietary technologies and its intellectual property, and third party intellectual property may limit or interfere with, or eliminate its ability to make, use and sell the Company’s products; and
•	other factors discussed or incorporated by reference under “Risk Factors.”

The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. The Company has included important cautionary statements in this prospectus, particularly in the “Risk Factors” section, that it believes could cause actual results or events to differ materially from the forward-looking statements that the Company makes. The Company’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments the Company may make.

You should read completely this prospectus and the documents that the Company references in this prospectus and have filed as exhibits to the registration statement of which this is a part and with the understanding that the Company’s actual future results may be materially different from what the Company expects. The forward-looking statements contained in this prospectus are made as of the date of this prospectus, and the Company does not assume, and specifically disclaims, any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending these uses, we expect to invest the net proceeds in short-term, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities and units that we may offer and sell from time to time. When we offer one or more of these securities in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our certificate of incorporation and by-laws, each as amended to date, the Delaware General Corporation Law, or the DGCL, and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate.

Capital Stock

Our authorized capital stock consists of 255,000,000 shares of common stock, $0.001 par value per share, and 232,162,828 shares of preferred stock, $0.001 par value per share. As of January 31, 2014, there were 26,035,596 shares of common stock and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative voting rights. Any election at a meeting of stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and all other matters are generally determined by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available. In the event we liquidate, dissolve or wind up, after payment of all of our debts and liabilities, and subject to the preferential rights, if any, of any outstanding preferred stock, the holders of our common stock are entitled to share ratably in all assets. Our common stock has no preemptive or conversion rights or other subscription rights, and there are no redemptive or sinking funds provisions applicable to our common stock. We have received full payment for all outstanding shares of our common stock and cannot require our stockholders to make further payments on the stock.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue up to 232,162,828 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the designations, powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;
•	the number of shares we are offering;
•	the liquidation preference per share;

•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Stock Options, Warrants and Convertible Preferred Stock

As of January 31, 2014, we have reserved 8,708,104 shares of common stock for future issuance. Of this number, we have reserved 2,581,252 shares for issuance upon exercise of outstanding options that we previously granted under our equity incentive plans, 1,718,702 shares for issuance upon exercise of options that we may grant in the future under our 2013 equity incentive plan and 4,408,150 shares for issuance upon exercise of outstanding warrants.

Delaware Anti-Takeover Law and Certain Charter Provisions

Delaware Section 203.  We are subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the board of directors approves the business combination and stockholders authorize the business combination at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own.

A “business combination” includes a merger, asset or stock sale or other transaction resulting in financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of a corporation’s outstanding voting stock.

Charter and By-law Provisions.  Our amended and restated certificate of incorporation includes the following provisions, among others:

•	the authority of our board of directors to issue shares of undesignated preferred stock and to determine the rights, preferences and privileges of these shares, without stockholder approval;
•	all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent; and
•	the elimination of cumulative voting.

Also, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of the Company’s outstanding voting securities.

Indemnification.  Our amended and restated certificate of incorporation and our amended and restated by-laws provide that we will indemnify officers and directors against losses as they incur in investigations and legal proceedings resulting from their services to us, which may include service in connection with takeover.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. We intend these provisions to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. We designed these provisions to reduce our vulnerability to an unsolicited acquisition proposal. We also intend for the provisions to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718) 921-8200. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We have filed forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;
•	the maturity date;
•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;
•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:
•	incur additional indebtedness;
•	issue additional securities;
•	create liens;
•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
•	redeem capital stock;
•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
•	make investments or other restricted payments;
•	sell or otherwise dispose of assets;
•	enter into sale-leaseback transactions;
•	engage in transactions with stockholders and affiliates;
•	issue or sell stock of our subsidiaries; or
•	effect a consolidation or merger;
•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material United States federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	the applicability of the provisions in the indenture on discharge;
•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;
•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and
•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and
•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;
•	to comply with the provisions described above under “Description of Debt Securities — Consolidation, Merger or Sale;”
•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;
•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;
•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;
•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;
•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or
•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;

•	hold monies for payment in trust;
•	recover excess money held by the debenture trustee;
•	compensate and indemnify the debenture trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;
•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;
•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement related to any particular units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which we issue a unit may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;
•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;
•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;
•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;
•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and
•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;
•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale, including “at-the-market” offerings;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, if any;
•	the purchase price of the securities and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in the common stock on the NASDAQ Capital Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, Duane Morris LLP, Philadelphia, Pennsylvania, will pass upon the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Celator Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) as of December 31, 2012, and for the year then ended and for the period from November 18, 1999 (inception) to December 31, 2012, have been incorporated by reference herein and in the prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2012 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses and negative cash flows from operations since inception raises substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Celator Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) as of December 31, 2011, and for the year then ended and for the period from November 18, 1999 (inception) to December 31, 2011, have been audited by Deloitte LLP, independent registered chartered accountants, as stated in their report incorporated by reference herein and in the prospectus (which report expresses an unqualified opinion in the financial statements and includes an explanatory paragraph that states that the Company’s recurring losses and negative cash flows from operations since inception raises substantial doubt about the entity’s ability to continue as a going concern). Such financial statements have been so incorporated by reference in reliance upon the report of Deloitte LLP given upon their authority as experts in accounting and auditing.

Units Consisting of      Shares of Common Stock and
Warrants to Purchase      Shares of Common Stock

PROSPECTUS SUPPLEMENT

Roth Capital Partners              National Securities Corporation

        , 2014